Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited condensed combined pro forma financial information illustrates the estimated effect to the acquisition by St. Jude Medical, Inc. (“St. Jude”) of Thoratec Corporation (“Thoratec”) in a transaction to be accounted for as a business combination and the effects of additional financing necessary to complete the acquisition (as described in Notes 1 and 2).

The following unaudited pro forma condensed combined balance sheet as of July 4, 2015, and the unaudited pro forma condensed combined statements of earnings for the six months ended July 4, 2015, and the fiscal year ended January 3, 2015, are based upon and derived from:

•                 The historical audited financial statements of St. Jude for the fiscal year ended January 3, 2015 (which are available in St. Jude’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015);

•                 The historical unaudited financial statements of St. Jude for the six-month period ended July 4, 2015 (which are available in St. Jude’s Quarterly Report on Form 10-Q for the quarterly period ended July 4, 2015);

•                 The historical audited financial statements of Thoratec for the fiscal year ended January 3, 2015 (which are available in Thoratec’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015); and

•                 The historical unaudited financial statements of Thoratec for the six-month period ended July 4, 2015 (which are available in Thoratec’s Quarterly Report on Form 10-Q for the quarterly period ended July 4, 2015).

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under accounting principles generally accepted in the United States.  The unaudited pro forma condensed combined financial statements have been prepared in accordance with the regulations of the Securities and Exchange Commission and are not necessarily indicative of the combined financial position or results of operations that would have been realized had the transactions occurred as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that St. Jude will experience after the transactions.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements as well as the historical consolidated financial statements and related notes of St. Jude and Thoratec.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of July 4, 2015

(in millions)

	St. Jude	Thoratec	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Notes	Combined
ASSETS
Current Assets
Cash and cash equivalents	$910	$145	$(3,484)	5(b)	$1,054
			(30)	5(c)
			(53)	5(d)
			1,486	6(a)
			2,093	6(b)
			(13)	6(c)
Accounts receivable, net	1,240	80	(1)	5(a)	1,319
Inventories	817	71	67	5(h)	955
Other current assets	459	165	5	5(m)	629
Total current assets	3,426	461	70		3,957
Net property, plant and equipment	1,298	49	8	5(g)	1,355
Goodwill	3,520	227	(227)	5(j)	5,659
			2,139	5(k)
Intangible assets, net	801	40	(40)	5(e)	2,291
			1,490	5(f)
Other assets	589	40	10	5(e)	655
			(1)	5(i)
			(2)	5(n)
			1	5(o)
			11	6(a)
			7	6(b)
TOTAL ASSETS	$9,634	$817	$3,466		$13,917
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current debt obligations	$1,979	$-			$1,979
Accounts payable	179	21	(1)	5(a)	199
Other current liabilities	856	62	24	5(h)	934
			(8)	5(i)
Total current liabilities	3,014	83	15		3,112
Long-term debt	1,762	-	1,497	6(a)	5,359
			2,100	6(b)
Other liabilities	1,017	54	(4)	5(e)	1,636
			558	5(f)
			3	5(g)
			8	5(o)
Total liabilities	5,793	137	4,177		10,107
Commitments and Contingencies
Shareholders’ Equity
Preferred stock	-	-			-
Common stock	28	-			28
Additional paid-in capital	27	653	(653)	5(l)	44
			17	5(m)
Retained earnings	4,047	45	(53)	5(d)	3,999
			(45)	5(l)
			18	5(n)
			(13)	6(c)
Accumulated other comprehensive income (loss)	(261)	(18)	18	5(l)	(261)
Total shareholders’ equity	3,841	680	(711)		3,810
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,634	$817	$3,466		$13,917

The accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of this statement.

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Six Months Ended July 4, 2015

(in millions, except per share amounts)

	St. Jude	Thoratec	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Notes	Combined
Net sales	$2,755	$250	$(1)	5(p)	$3,004
Cost of sales:
Cost of sales before special charges	812	77	1	4(c)	887
			(1)	5(p)
			(2)	5(q)
Special charges	7	-	(1)	4(c)	6
Total cost of sales	819	77	(3)		893
Gross profit	1,936	173	2		2,111
Selling, general and administrative expense	877	84	(2)	5(q)	960
			1	5(r)
Research and development expense	338	53			391
Amortization of intangible assets	48	-	43	5(q)	91
Special charges	34	-			34
Operating profit	639	36	(40)		635
Interest income	(1)	-			(1)
Interest expense	41	-	23	6(d)	79
			15	6(e)
Other (income) expense	(3)	(2)			(5)
Other expense, net	37	(2)	38		73
Earnings before income taxes and noncontrolling interest	602	38	(78)		562
Income tax expense	64	14	(15)	5(q)	50
			(8)	6(d)
			(5)	6(e)
Net earnings before noncontrolling interest	538	24	(50)		512
Less: Net loss attributable to noncontrolling interest	(14)	-			(14)
Net earnings attributable to St. Jude Medical, Inc.	$552	$24	$(50)		$526

Net earnings per share attributable to St. Jude Medical, Inc.:
Basic	$1.96				$1.86
Diluted	$1.93				$1.83
Weighted average shares outstanding:
Basic	282.0		0.6	5(s)	282.6
Diluted	286.3		0.6	5(s)	286.9

The accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of this statement.

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Fiscal Year Ended January 3, 2015

(in millions, except per share amounts)

	St. Jude	Thoratec	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Notes	Combined
Net sales	$5,622	$478	$(1)	5(p)	$6,099
Cost of sales:
Cost of sales before special charges	1,597	162	(4)	4(b)	1,739
			(11)	4(c)
			(1)	5(p)
			(4)	5(q)
Special charges	56	-	11	4(c)	67
Total cost of sales	1,653	162	(9)		1,806
Gross profit	3,969	316	8		4,293
Selling, general and administrative expense	1,856	141	(9)	4(a)	1,986
			(1)	4(d)
			(3)	5(q)
			2	5(r)
Research and development expense	692	105	9	4(a)	792
			(8)	4(b)
			(5)	4(d)
			(1)	5(q)
Amortization of intangible assets	89	-	86	5(q)	175
Special charges	181	-	12	4(b)	199
			6	4(d)
Operating profit	1,151	70	(80)		1,141
Interest income	(5)	-			(5)
Interest expense	85	-	46	6(d)	161
			30	6(e)
Other (income) expense	3	2			5
Other expense, net	83	2	76		161
Earnings before income taxes and noncontrolling interest	1,068	68	(156)		980
Income tax expense	113	18	(30)	5(q)	72
			(1)	5(r)
			(17)	6(d)
			(11)	6(e)
Net earnings before noncontrolling interest	955	50	(97)		908
Less: Net loss attributable to noncontrolling interest	(47)	-			(47)
Net earnings attributable to St. Jude Medical, Inc.	$1,002	$50	$(97)		$955

Net earnings per share attributable to St. Jude Medical, Inc.:
Basic	$3.52				$3.35
Diluted	$3.46				$3.29
Weighted average shares outstanding:
Basic	285.0		0.5	5(s)	285.5
Diluted	289.7		0.5	5(s)	290.2

The accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of this statement.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 – Description of the Transactions

On October 8, 2015, SJM Thunder Holding Company (“SJM Holdings”), a Delaware corporation and a wholly owned subsidiary of St. Jude Medical, Inc., a Minnesota corporation (“St. Jude”) consummated the acquisition of Thoratec Corporation, a California corporation (“Thoratec”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of July 21, 2015 (the “Merger Agreement”), by and among SJM International, Inc. (“SJMI”), a Delaware corporation (which subsequently assigned its rights under the Merger Agreement to SJM Holdings, an affiliate of SJMI), Spyder Merger Corporation, a California corporation and a wholly owned subsidiary of SJM Holdings (“Merger Sub”), Thoratec, and, solely with respect to certain provisions, St. Jude. At the effective time of the Merger (as defined below), Merger Sub merged with and into Thoratec (the “Merger”), with Thoratec surviving the Merger as a wholly owned subsidiary of SJM Holdings and St. Jude.

On September 23, 2015, St. Jude issued and sold $500 million of 2.000% senior notes due 2018, $500 million of 2.800% senior notes due 2020, and $500 million of 3.875% senior notes due 2025.

On October 8, 2015, St. Jude received proceeds of $2.1 billion from a term loan due 2020.

Note 2 – Basis of Presentation

The unaudited pro forma condensed combined financial statements have been derived from the historical consolidated financial statements of St. Jude and Thoratec.  Certain financial statement line items derived from the historical financial statements have been disaggregated or condensed differently than historically presented to ensure consistent presentation in the unaudited pro forma condensed combined financial statements.  In addition, where St. Jude and Thoratec had applied different accounting policies in accordance with accounting principles generally accepted in the United States (US GAAP), St. Jude has made adjustments to conform Thoratec’s accounting policies to St. Jude’s accounting policies (see Note 4).

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under US GAAP.  St. Jude has been treated as the acquirer in the merger for accounting purposes (see Note 3).

St. Jude determines fair values by considering the prices that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  St. Jude assumes market participants to be buyers or sellers in the most advantageous market for the asset or liability, and the measurements assume the highest and best use by these market participants.  As a result, assets recorded may not be intended to be used or sold by St. Jude.  Fair value measurements are highly subjective and it is at least reasonably possible that the application of reasonable judgment could lead to different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Fair values may not be reasonably estimable for certain assets acquired and liabilities assumed from Thoratec that arise from contingencies.  In such situations, St. Jude would apply other principles in US GAAP and may determine that no asset or liability would be recognized.  If information becomes available during the measurement period that would permit St. Jude to determine the fair value of these acquired contingencies, amounts will be adjusted (see Note 7).

Certain market-based assumptions were used to make estimates and will be updated during the measurement period, which may be up to one year from the acquisition date.  St. Jude believes the preliminary fair values recognized for the assets acquired and liabilities assumed are based on reasonable estimates and assumptions.  Preliminary fair value estimates will change as additional information becomes available and such changes could be material.  Other pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances and which are described in the accompanying notes.  Actual results may differ materially from the assumptions used to estimate the effects of the transactions.

The unaudited pro forma condensed combined financial statements assume the transactions described in Note 1 had been completed on December 29, 2013, in the case of the unaudited condensed combined statements of earnings and on July 4, 2015, in the case of the unaudited condensed combined balance sheet.

The unaudited pro forma condensed combined financial statements have been prepared in accordance with the regulations of the Securities and Exchange Commission and are not necessarily indicative of the combined financial position or results of operations that would have been realized had the transactions occurred as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that St. Jude will experience after the transactions.  The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are:  (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of earnings, expected to have a continuing impact on the combined results.  In addition, the accompanying unaudited pro forma condensed combined statements of earnings do not include any adjustments for actions that may be taken following the completion of the transactions, such as any expected cost savings, operating synergies, or revenue enhancements that may be realized subsequent to the transactions or the impact of any nonrecurring activity and one-time acquisition-related costs.  Material transactions between St. Jude and Thoratec during the pro forma periods have been eliminated.

Note 3 – Preliminary Purchase Consideration and Related Allocation

The acquisition of Thoratec is being accounted for as a business combination using the acquisition method of accounting under US GAAP.  Under these principles, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair values.  For the purposes of the unaudited pro forma condensed combined financial statements, Thoratec’s identifiable tangible and intangible assets acquired and liabilities assumed are based on preliminary estimates in accordance with US GAAP.

Any excess of the purchase price over the values of the identified assets acquired and liabilities assumed will be recognized as goodwill.  Significant judgment is required in determining the estimated fair values of identifiable intangible assets, including in-process research and development (“IPR&D”), and certain other assets and liabilities.  Such valuation requires significant estimates and assumptions inherent in the initial measurements including, but not limited to:

•                 Timing and amount of revenue and future cash flows, which often depend on estimates of relevant market sizes, expected market growth rates, trends in technology (including the impacts of anticipated product introductions by competitors, legal agreements and patent litigation), the expected useful lives of acquired technologies and the expected completion date of IPR&D projects;

•                 Expected costs to develop the IPR&D projects into commercially viable products, which include the stage of completion, the complexity of the work to complete, the contribution of core technologies and other acquired assets and the required clinical investment to obtain regulatory approval;

•                 The discount rate reflecting the risk inherent in future cash flows; and

•                 Perpetual growth rate used to calculate the terminal value, where applicable.

An independent, third-party specialist assisted St. Jude management in performing a preliminary valuation.  St. Jude assumes responsibility for the valuation performed by this specialist.  The final valuation of assets acquired and liabilities assumed will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of Thoratec’s tangible and identifiable intangible assets acquired and liabilities assumed.  The final valuation of assets acquired and liabilities assumed may be materially different than the value of assets acquired and liabilities assumed resulting from the estimated pro forma adjustments.

The pro forma acquisition-date fair value of consideration transferred as if the acquisition date were July 4, 2015, is presented as follows:

(in millions)	Amount	Notes
Cash consideration paid to Thoratec shareholders	$3,484	5(b)
Cash consideration paid for vested Thoratec stock-based awards	30	5(c)
Total cash paid	3,514
Less: Cash acquired	(145)
Net cash consideration	$3,369
Fair value of stock-based awards issued to Thoratec employees	17	5(m)
Fair value of accelerated, unvested Thoratec stock-based awards	18	5(n)
Total purchase consideration	$3,404

The pro forma allocation of the total purchase consideration among the estimates of the values of assets acquired and liabilities assumed used in these unaudited pro forma condensed combined financial statements as if the acquisition date were July 4, 2015, is presented as follows:

(in millions)	Amount
Accounts receivable	$79
Inventories	138
Available-for-sale investments	133
Other current and noncurrent assets	56
Property, plant and equipment	57
Goodwill	2,139
Intangible assets	1,490
Accounts payable	(20)
Other current and noncurrent liabilities	(64)
Contingent consideration liabilities	(38)
Deferred income tax assets/(liabilities)	(566)
Net assets	$3,404

See Note 7 for a discussion of unadjusted pro forma balances.

Note 4 – Conforming Accounting Policy Adjustments

During the measurement period, St. Jude is conducting a review of Thoratec’s accounting policies to determine whether differences in accounting policy elections require adjustment or reclassification of Thoratec’s results of operations or reclassification of assets or liabilities to conform to St. Jude’s accounting policies and classifications.

During the preparation of these unaudited pro forma condensed combined financial statements, St. Jude was aware of the following differences between accounting policies, which related to reclassifications, necessary to conform to St. Jude’s accounting policies.

a)           Represents the impact to conform the accounting policy for the classification of historical fair value re-measurement adjustments to contingent consideration liabilities.

b)           Represents the impact to conform the accounting policy for the classification of historical impairments of certain intangible assets.

c)           Represents the impact to conform the accounting policy for the classification of certain warranty-related expenses.

d)           Represents the impact to conform the accounting policy for the classification of restructuring and related expenses.

Because the review may continue during the measurement period, St. Jude may identify additional differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Note 5 – Acquisition Adjustments

The following describes the adjustments that were made in these unaudited pro forma condensed combined financial statements as a result of the acquisition transaction described in Note 1.

Unless otherwise noted, the related tax impacts of the pro forma balance sheet and statements of earnings adjustments were calculated using 38%, the historical statutory rate in effect as of July 4, 2015, for the six months ended July 4, 2015, and for the year ended January 3, 2015.

Balance Sheet Adjustments

a)           Represents the pro forma impact of eliminating historical amounts due to St. Jude from Thoratec resulting from historical sales of St. Jude products to Thoratec.

b)           Represents cash consideration paid for $63.50 per outstanding Thoratec share based on approximately 54.9 million Thoratec shares outstanding as of October 8, 2015.

c)           Represents cash consideration paid for $63.50 per outstanding, in-the-money Thoratec stock options based on approximately 0.9 million awards outstanding as of October 8, 2015.

d)           Represents the pro forma impact of nonrecurring transaction costs that are directly related to the acquisition of Thoratec.

e)           Represents the pro forma impact of eliminating the pre-existing Thoratec intangible assets and the related tax impact.

f)              Represents the pro forma impact of recording estimated acquired identifiable intangible assets and the related tax impact.

g)           Represents the pro forma adjustment to reflect an estimated increase in the fair value of Thoratec’s property, plant and equipment, and the related tax impact.

h)           Represents a pro forma adjustment to reflect an estimated increase in the fair value of Thoratec’s inventories and the related tax impact.  The step-up value will be expensed in the post-combination period, but has not been reflected in the unaudited pro forma condensed combined statements of earnings because it does not reflect a continuing impact of the acquisition.

i)                Represents a pro forma adjustment to reflect an estimated decrease in the fair value of Thoratec’s deferred revenue and the related tax impact.

j)                Represents the elimination of the pre-existing Thoratec goodwill.

k)           Represents the pro forma goodwill.

l)                Represents the elimination of the pre-existing Thoratec equity.

m)      Certain “in-the-money” unvested options to purchase Thoratec shares that were outstanding and unexercised immediately prior to completion of the acquisition were exchanged for St. Jude restricted stock awards (“replacement RSAs”).  Each unvested Thoratec restricted stock unit (“RSU”) and performance share unit (“PSU”) that was outstanding immediately prior to completion of the acquisition was converted into St. Jude RSUs (“replacement RSUs”).  The fair value of the replacement RSAs and replacement RSUs was $74 million.  For pro forma purposes, $17 million of the aggregate fair value was attributable to pre-combination services and was allocated to consideration transferred to acquire Thoratec.  The remaining $57 million will be expensed in the post-combination period; however, approximately $29 million has not been reflected in the unaudited pro forma condensed combined statement of earnings because it does not reflect a continuing impact of the acquisition, and approximately $28 million has not been reflected in the unaudited pro forma condensed combined statements of earnings because the difference between Thoratec’s historical stock-based compensation expense and the estimated stock-based compensation expense that reflects a continuing impact of the acquisition is not material.  This pro forma adjustment also includes the related tax impact.

n)           Certain “in-the-money” unvested options to purchase Thoratec shares, unvested Thoratec RSUs, and unvested Thoratec PSUs previously awarded to certain employees were accelerated upon the acquisition (“accelerated equity awards”).  The aggregate fair value of the accelerated equity awards was $92 million.  For pro forma purposes, $18 million of the aggregate fair value was attributable to pre-combination services and was allocated to consideration transferred to acquire Thoratec.  The remaining $74 million will be expensed in the post-combination period, but has not been reflected in the unaudited pro forma condensed combined statement of earnings because it does not reflect a continuing impact of the acquisition.  This pro forma adjustment also includes the related tax impact.

o)           Represents pro forma adjustments to reflect the estimated tax attributes acquired and assumed that are expected to be realized and settled.

Statement of Earnings Adjustments

p)           Represents the pro forma impact of eliminating historical product sales and corresponding costs of sales between St. Jude and Thoratec.

q)           Represents the pro forma adjustments for eliminating historical amounts of amortization expense relating to historical Thoratec intangible assets discussed in Note 5(e), estimated amortization expense of acquired identifiable intangible assets discussed in Note 5(f) and the related tax impact.  As part of the preliminary valuation analysis, the general categories of the acquired identifiable intangible assets are:  purchased technology and patents, trademarks and tradenames, and acquired IPR&D.

			Estimated Amortization Expense
		Weighted
		Average
		Estimated	Six Months
	Estimated	Useful Life	Ended	Year Ended
(in millions, except estimated useful life)	Fair Value	(years)	July 4, 2015	January 3, 2015
Definite-lived intangible assets:
Purchased technology and patents	$683	8.5	$40	$80
Trademarks and tradenames	93	16.0	3	6
			$43	$86
Indefinite-lived intangible assets:
Acquired IPR&D	$714	N/A	N/A	N/A
Historical Thoratec amortization expense:			4	8
Net pro forma adjustment to amortization expense			$39	$78

A 10% change in the valuation of the amortizable intangible assets would cause a corresponding increase or decrease in the balance of goodwill or indefinite-lived intangible assets and annual pre-tax amortization expense of approximately $8 million, assuming an overall weighted-average useful life of 9.0 years.  See Note 3.

r)              Represents the pro forma adjustment to depreciation expense on the property, plant and equipment pro forma adjustment discussed in Note 5(g) and the related tax impact.  The estimated pro forma depreciation expense adjustments are based on the increase in fair value above net book value calculated over an approximate estimated weighted average useful life of 5.6 years.  See Note 3.

			Estimated Depreciation Expense
		Weighted
		Average
		Estimated	Six Months
	Estimated	Useful Life	Ended	Year Ended
(in millions, except estimated useful life)	Fair Value	(years)	July 4, 2015	January 3, 2015
Definite-lived fixed assets:
Building and improvements	$21	10.7	$1	$2
Machinery and equipment	24	3.1	4	8
			$5	$10
Indefinite-lived fixed assets:
Land	$5	N/A	N/A	N/A
Construction in progress	4	N/A	N/A	N/A
Historical Thoratec depreciation expense:			4	8
Net pro forma adjustment to depreciation expense			$1	$2

s)            Pro forma net earnings per share attributable to St. Jude Medical, Inc. for the six months ended July 4, 2015 and year ended January 3, 2015 have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis as if the stock-based awards issued in connection with the acquisition had been issued as of December 29, 2013.  Dilution associated with stock awards issued in the acquisition was not material.  See Notes 5(m) and 5(n).

	Six Months
	Ended	Year Ended
(in millions, except per share amounts)	July 4, 2015	January 3, 2015
Numerator:
Net earnings attributable to St. Jude Medical, Inc.	$526	$955
Denominator:
Basic weighted average shares outstanding	282.6	285.5
Dilution associated with St. Jude stock-based compensation plans	4.3	4.7
Diluted weighted average shares outstanding	286.9	290.2
Pro forma basic net earnings per share attributable to St. Jude Medical, Inc.	$1.86	$3.35
Pro forma diluted net earnings per share attributable to St. Jude Medical, Inc.	$1.83	$3.29

Note 6 – Financing Adjustments

The following describes the adjustments that were made in these unaudited pro forma condensed combined financial statements as a result of the financing transactions described in Note 1.

Unless otherwise noted, the related tax impacts of the pro forma statements of earnings adjustments were calculated using 36% and 37%, the historical statutory rates in effect for the six months ended July 4, 2015, and for the year ended January 3, 2015, respectively.

Balance Sheet Adjustments

a)           Represents the impact of issuance of senior notes, net of discounts, and the related debt issue costs incurred.

b)           Represents the impact of the term loan draw and the related debt issue costs.

c)           Represents the impact of commitment fees incurred for a commitment letter that St. Jude entered into pursuant to which an underwriter committed to provide a $3.7 billion senior unsecured bridge facility to finance the acquisition.  St. Jude never drew any borrowings under the bridge facility, which was terminated when the Company completed its acquisition of Thoratec.

Statements of Earnings Adjustments

d)           Represents the impact of incremental interest, discount amortization, and debt issue cost amortization expense resulting from the issuance of senior notes.

e)           Represents the impact of incremental interest and debt issue cost amortization expense resulting from the financing draw from the term loan.  An increase of 0.125 percentage points in the interest rate in effect at the time of the financing transaction would increase pro forma interest expense by $1 million and $3 million for the six months ended July 4, 2015, and the year ended January 3, 2015, respectively.  A decrease of 0.125 percentage points in the interest rate in effect at the time of the financing transaction would decrease pro forma interest expense by $1 million and $2 million for the six months ended July 4, 2015, and the year ended January 3, 2015, respectively.

Note 7 – Unadjusted Pro Forma Balances

Investments:  At this time, St. Jude is still evaluating details of Thoratec’s cost method investments to fair value.  The valuation effort requires intimate knowledge of market transactions involving comparable assets and forecasts of future cash flow estimates that would be converted to a single current amount.  Therefore, St. Jude has not recorded adjustments to modify the acquired carrying values of such items.

Legal Contingencies:  At this time, St. Jude is still evaluating details of Thoratec’s legal proceedings, product liability claims, and other such information to make a reasonable preliminary estimate of fair value.  The valuation effort requires intimate knowledge of complex legal matters and associated defense strategies.  Therefore, St. Jude has not recorded adjustments to modify the acquired carrying values of such items.

Uncertain Tax Positions:  At this time, St. Jude is still evaluating details of Thoratec’s tax positions.  The effort to determine recognition and measurement criteria requires intimate knowledge of complex tax matters, tax bases of individual assets, and pre-acquisition tax returns of Thoratec.  Therefore, St. Jude has not recorded adjustments to modify the acquired carrying values of such items.